                                                                   Exhibit 10.12

                            MASTER SERVICES AGREEMENT

This Master Services Agreement, effective as of May 9, 2006 (the "EFFECTIVE DATE"), is entered into by and between:

AIG Technologies, Inc. ("AIGT")   And
Two Peachtree Hill Road           Allied World Assurance Company, Ltd
Livingston, New Jersey 07039      43 Victoria Street
                                  Hamilton HM 12, Bermuda
Phone#: 973-533-3200
Fax: 973-535-0752                 Phone#: 441-278-5400
                                  Fax: 441-292-0055

This Master Services Agreement and the Schedules and Attachments listed below, and any Exhibits attached thereto (which are hereby incorporated by reference) are collectively referred to as this "AGREEMENT:"

     Schedule A   Standard Terms and Conditions
     Schedule B   Fees and Services, as may be amended and restated from time to time by the parties hereto.
     Schedule C   Customer Equipment, as may be amended and restated from
                  time to time by the parties hereto.
     Schedule D   Customer Facilities
     Schedule E   Optional Services

The term (the "TERM") of this Agreement shall begin on the Effective Date and, unless earlier terminated pursuant to the terms hereof, shall expire on the date that is the one-year anniversary of the Effective Date (the "Termination Date"). If the Termination Date is not a Business Day (as such term is defined herein), then this Agreement shall expire on the next Business Day immediately following the Termination Date.

This Agreement sets forth the entire understanding and agreement of the parties and supersedes any and all prior or contemporaneous agreements or understanding, written or oral, between the parties as to the subject matter of this Agreement. AIGT and Customer acknowledge having read this Agreement and agree to be bound by its terms. All services provided under this Agreement are subject to it.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

AIG TECHNOLOGIES, INC.                  ALLIED WORLD ASSURANCE COMPANY, LTD.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------

                                   SCHEDULE A
                          STANDARD TERMS AND CONDITIONS

1.   DEFINITIONS.

1.1 "AFFILIATE" with respect to a party, shall have the meaning set forth in
Section 3.4 below.

1.2 "AIGT FACILITY" shall mean any location owned, leased, rented or used by AIGT where the Customer Equipment (if applicable) or any Service is located or provided.

1.3 "AIGT SOFTWARE" shall mean any software that is installed on any Customer Equipment or otherwise made available to Customer in connection with the Services and that is either (a) owned by AIGT or its Affiliates or (b) licensed to AIGT and provided to Customer herein.

1.4 "APPLICABLE LAW" shall mean (a) any law, statute, regulation, rule, ordinance or subordinate legislation in force from time to time to which a party is subject and which is applicable to a party's obligations under this Agreement; (b) the common law as applicable to a party's obligations under this Agreement; (c) any binding court order, judgment or decree to which a party is subject and that is applicable to a party's obligations under this Agreement; and (d) any directive, policy, rule or order that is binding on a party, that is made or given by any government, an agency thereof, or any regulatory body and that is applicable to a party's obligations under this Agreement; in each case, of any country, the European Union, or other national, federal, commonwealth, state, provincial or local jurisdiction and of any exchange or association (including the New York Stock Exchange and the National Association of Securities Dealers) whose regulations are binding on either party pursuant to a self-regulating mechanism approved by a governmental entity and which are applicable to a party's obligations under this Agreement.

1.5 "BUSINESS DAY" shall mean any day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York City, Bermuda, Dublin or London are authorized or obligated by law or executive order to close.

1.6 "CONFIDENTIAL INFORMATION" shall have the meaning given in Section 8.1 (Definition of Confidential Information).

1.7 "CUSTOMER" shall mean Allied World Assurance Company, Ltd ("AWAC") and its Affiliates.

1.8 "CUSTOMER DATA" shall mean any information relating to an identifiable individual or legal person (as specified by Applicable Law) that AIGT processes on behalf of Customer in performing the Services. "Customer Data" excludes: (a) information processed by AIGT for any reason other than AIGT'S performance of the Services; (b) business communications between or among AIGT, its Affiliates, its customers, Customer, Subcontractors or Third Parties related to the Services or otherwise; and (c) information relating to employees of AIGT, its Affiliates, and its and their Subcontractors.

1.9 "CUSTOMER EQUIPMENT" shall mean any Equipment owned, rented or leased by Customer and provided to AIGT for use in performing the Services, as listed on Schedule C (Customer Equipment) attached hereto.

1.10 "CUSTOMER FACILITY" shall mean any location: (a) owned, leased, rented or used by Customer that AIGT may use in providing the Services and to/from which data is sent as part of the Services; and (b) that is listed in Schedule D (Customer Facilities) attached hereto.

1.11 "EQUIPMENT" shall mean the computer and telecommunications equipment owned, rented or leased by Customer or AIGT and used by AIGT to provide the Services and shall include the equipment set forth in Schedule C (Customer Equipment) attached hereto.

1.12 "SERVICES" shall mean any and all services performed by or on behalf of AIGT as described herein.

1.13 "SERVICE LEVELS" shall mean the levels of performance under which AIGT'S provision of the Services will be measured, if applicable, in accordance with Schedule B (Fees and Services) attached hereto.

1.14 "SOFTWARE" shall mean Systems Software, unless a more specific reference is required.

1.15 "SUBCONTRACTOR(S)" shall mean any contractor, vendor, agent or consultant, together with its employees, that may be retained by a party.

1.16 "SYSTEMS SOFTWARE" shall mean those programs (including the supporting documentation, media, on-line help facilities and tutorials) that perform tasks basic to the functioning of the Equipment.

1.17 "TERM" shall have the meaning given on the cover page of this Agreement.

1.18 "THIRD PARTY" shall mean any entity or person other than AIGT and Customer and their respective Affiliates, directors, officers, and employees.

Capitalized terms used in this Schedule A but not otherwise defined in this Schedule A shall have the meanings ascribed to such terms as set forth on the cover page of this Agreement.

2.   SERVICES.

2.1 GENERAL. Subject to Customer's payment of all applicable fees and its compliance with all other material terms and conditions of this Agreement, AIGT shall provide the Services to Customer in accordance with the Service Levels and otherwise in accordance with the terms and conditions of this Agreement.

2.2 COMPATIBILITY AND INTEGRATION.

AIGT shall provide all of the Services and the Equipment (excluding the Customer Equipment, if any), AIGT network(s) (as described in Schedule B), hardware, AIGT Software, spare parts, replacement parts, and other resources utilized by AIGT (and by its subcontractors and Third Party service vendors) in connection with the Services provided by AIGT to Customer, or approved or recommended by AIGT for use by Customer in connection with the Services so that such shall be fully compatible with, and shall not materially and adversely affect, or be materially and adversely affected by, the software, equipment and network components that are owned or leased by, or licensed to, Customer, which Customer uses to receive the Services.

2.3 CONFIRMATION. AIGT has made certain assumptions in creating the Schedules attached hereto, which assumptions are based upon information and materials supplied by or on behalf of Customer. During the three (3) months after the Effective Date (the "CONFIRMATION PERIOD"), Customer and AIGT may inventory and confirm any information that is reflected in or omitted from any Schedule based upon information supplied by Customer. In the event that, during the Confirmation Period, Customer or AIGT discovers inaccuracies in the information contained in any such Schedule or inaccuracies because of an omission from any Schedule, AIGT and Customer shall amend this Agreement to provide for an equitable adjustment to the fees and other terms affected by such inaccuracies. After the Confirmation Period, if a material inaccuracy or omission is discovered, the parties shall amend the Agreement and equitably adjust the terms hereof including the fees if necessary.

2.4 CUSTOMER-PROVIDED ASSISTANCE.

     (a) Assigned Tasks

Customer agrees to perform all tasks specifically assigned to it in this Agreement, or in any Schedule attached hereto, and may, in its discretion, use other Subcontractors to perform any such task, provided that Customer shall remain primarily liable to AIGT for all acts or omissions of any such Subcontractors.

     (b) Right to Use

Customer shall be responsible for obtaining (including paying any applicable fees) all required consents, including those for the necessary licenses to use, and to permit AIGT to use for the limited purpose of performing the Services contemplated hereunder, software applications that AIGT is required to use in connection with its performance of the Services hereunder.

     (c) Assistance and Cooperation

Customer will assist and cooperate with AIGT by promptly providing, during normal business hours, such information and access to the personnel, applicable facilities, and information technology resources of Customer as AIGT may reasonably request and require in order to perform its obligations in accordance herewith. Customer acknowledges that its timely provision of (and AIGT's reasonable access to) the Customer Facility, Customer Equipment, assistance, cooperation, and complete and accurate information and data from Customer's officers, agents, Subcontractors and employees ("COOPERATION") is essential to the performance of the Services, and that AIGT shall not be liable for any deficiency or delay in performing the Services if such deficiency or delay results solely from Customer's failure to provide reasonable Cooperation as required hereunder.

3.   PROJECT MANAGEMENT AND PERSONNEL.

3.1 AIGT'S PERSONNEL

(a) AIGT shall initially assign one (1) individual designated as an "ACCOUNT EXECUTIVE" responsible with respect to AIGT'S performance of the Services. The Account Executive shall be Customer's primary contact in connection with the Services. AIGT shall ensure that at least one (1) Account Executive is assigned to Customer pursuant to and during the Term of this Agreement.

(b) Additional AIGT Personnel

In addition to the individual identified as the Account Executive, AIGT shall also assign such additional personnel to the performance of the Services, and engage such Third Party consultants and subject matter experts, as are necessary, sufficient, and appropriate to fulfill all of AIGT'S obligations in accordance with this Agreement and to provide Customer with Services meeting the requirements of this Agreement, including the Service Levels.

(c) AIGT agrees that: (a) all Services provided under this Agreement shall be performed and completed by AIGT for Customer (1) in accordance with this Agreement and by competent, qualified personnel, in a prompt, timely, professional, work person-like manner; and (2) subject to Customer's duty to inform AIGT of any specific actions AIGT must take with respect to protecting Customer Data, in compliance with all Applicable Laws and in accordance with efficient, cost-beneficial, and productive standards and practices then used by reputable service vendors providing similar services to customers similarly situated as Customer; and (b) no amendment to this Agreement or additional cost or expense shall be required by AIGT during the Term in order for it to be able to perform the Services in accordance with the terms hereof.

3.2 CUSTOMER'S PERSONNEL

Customer shall assign an individual to act as Customer's "PROJECT MANAGER-AIGT". Customer's Project Manager-AIGT shall at all times: (a) act as the primary liaison between Customer and AIGT'S Account Executive; (b) have overall responsibility for directing all of Customer's activities hereunder and the

Services as a whole; and (c) be vested with the necessary authority to fulfill all of the responsibilities of Customer's Project Manager-AIGT described in this
Section 3.2. In the event of the unavailability of Customer's Project Manager-AIGT, Customer will make available, within a reasonable period of time, such suitable substitute as Customer shall deem appropriate at the time. Customer shall also assign such additional personnel in connection with the Services as are necessary and appropriate to fulfill Customer's obligations in accordance with this Agreement.

3.3 CUSTOMER'S POLICIES AND PROCEDURES

AIGT agrees that AIGT, any Subcontractors of AIGT and their respective employees, and all other agents and representatives of AIGT or its Subcontractors, shall at all times comply with and abide by all policies and procedures of Customer (as such exist as of the Effective Date and have been provided to AIGT in writing, or as such may be revised or established by Customer from time to time, provided that AIGT has advance prior written notice of such change or establishment) that reasonably pertain to AIGT in connection with AIGT'S performance of the Services hereunder, including all such policies that pertain to conduct on Customer's premises.

3.4 USE OF AFFILIATES AND SUBCONTRACTORS

AIGT may subcontract all or any part of the Services to be performed hereunder, including subcontracting to an Affiliate without the prior written consent of Customer. Notwithstanding the foregoing, AIGT shall not be relieved of its obligations under this Agreement by use of any Affiliates or Subcontractors and all such performance of such Services by each such Affiliate or Subcontractor shall at all times be in accordance with the terms and conditions of this Agreement. AIGT shall be and remain fully responsible and liable for the performance of any such Affiliate or Subcontractor and for fulfilling all of AIGT'S obligations under this Agreement. Prior to performing any Services, each Subcontractor engaged or retained by AIGT to perform all or any part of the Services hereunder shall execute a confidentiality agreement with AIGT that imposes obligations with respect to Confidential Information of or about Customer and its Affiliates that are at least as restrictive as those set forth in this Agreement. As used in this Agreement, the term "AFFILIATE[S]" shall mean, with respect to a party, any person or entity that, directly or indirectly: (i) owns or controls such party (i.e., such person or entity owns or controls more than fifty percent (50%) of the outstanding voting securities or other equity interests of such party); (ii) is owned or controlled by such party; or (iii) is under common ownership or control with such party.

3.5 RELATIONSHIP MANAGEMENT

     (a) Project Status Reports

Each month during the Term of this Agreement (or more frequently as needed based on the urgency of the project(s) being undertaken), AIGT shall deliver to Customer's Project Manager-AIGT, and such other Customer personnel as may be designated by Customer in writing from time to time, a written report summarizing the progress of the Services during the preceding month (or shorter period, as the case may be), including problems that have occurred and could delay AIGT'S performance of any of the Services or other anticipated activities, problems anticipated or expected during the upcoming month (or shorter period) and any remedial actions taken or proposed to be taken by AIGT in response to any problems that have occurred or are anticipated or expected to occur.

4.   FACILITIES.

4.1 CUSTOMER EQUIPMENT AT AIGT FACILITIES. To the extent AIGT is providing Services using Customer Equipment at AIGT'S Facilities, the following terms and conditions shall apply:

     (a) No Property Right. AIGT shall install Customer Equipment in the AIGT Facility for the purpose of providing Services hereunder. Such installation shall be in accordance with this Agreement, the Schedules, and as AIGT otherwise deems necessary and appropriate in order to provide the Services. Customer grants AIGT all necessary rights and permissions in connection therewith. The use and placement of Customer Equipment in the AIGT Facility shall not create or vest in Customer any easement, leasehold interest or other property right of any nature in the AIGT Facility or in any property located in the AIGT Facility except for Customer Equipment. Nothing contained herein shall limit AIGT'S right to access, operate and use the AIGT Facility as it deems necessary or appropriate in its sole discretion.

     (b) Access. Customer, its employees and Subcontractors shall be provided reasonable access to Customer Equipment in the AIGT Facility during regular business hours, provided that Customer provides AIGT with forty-eight (48) hours prior written notice setting forth: (i) the identity of the Customer's employee or Subcontractor who will access the AIGT Facility; and (ii) the specific purpose(s) for which Customer needs access to its Equipment and the work Customer intends to undertake. AIGT shall have the right to reject Customer's access request or to dictate the terms of such access; provided, that, such access request shall not be unreasonably rejected or delayed and that the terms of such access shall not be unreasonable. Notwithstanding the foregoing, in the case of a bona fide emergency in which Customer, its employees or Subcontractors need to gain immediate access to the AIGT Facility, AIGT shall use its commercially reasonable efforts to grant immediate access; provided, however, that such individuals must abide by AIGT'S emergency access procedures as posted or as otherwise communicated in writing, and such individuals must also comply with any other reasonable terms of access dictated by AIGT.

     (c) Maintenance. AIGT will periodically conduct routine scheduled maintenance of the AIGT Facility during which time Customer Equipment may be unable to transmit or receive data, and Customer may be unable to access its Equipment. AIGT shall provide Customer with written notice at least 15 days prior to conducting such routine maintenance. AIGT shall use its commercially reasonable efforts (i) to conduct such AIGT Facility maintenance during non-peak hours and (ii) to complete such routine scheduled maintenance as promptly and efficiently as possible so as to minimize any inconvenience to Customer, any interruption of Services or any failure to achieve applicable Service Levels. During such routine maintenance, AIGT shall not be liable for interruption of Customer's Services or failures to achieve any applicable Service Levels, unless such interruption of Customer's Services or failure to achieve any applicable Service Levels is the result of any gross negligence or willful misconduct of AIGT. The notice provisions of this Section 4.1(c) shall apply to routine scheduled maintenance only and not to any maintenance required to be performed by AIGT on an urgent or emergency basis, for which reasonable notice (if possible) shall be required.

     (d) Placement. AIGT shall have the right to designate the placement of Customer Equipment in the AIGT Facility, as it deems necessary from time to time, to provide the Services hereunder.

4.2 PROVISION OF CUSTOMER FACILITIES. To the extent AIGT is providing Services using Customer's Equipment at Customer's Facilities, the following terms and conditions shall apply:

     (a) Access. Customer shall provide AIGT, at no charge, temporary use of space, Equipment and support at the Customer Facility as reasonably necessary for the performance of the Services, including all heat, light, power, air conditioning, uninterruptible power supply and other similar utilities, reasonable office space, furniture, reasonably secure storage space and equipment staging facilities, office supplies, telephone service, office support services (including security and janitorial), coordination of Customer Facility access security requirements and administrative support to be used by AIGT in support of the Services. Customer shall provide AIGT with reasonable and safe access at all reasonable times required by AIGT in support of the Services, to such Customer Facility. If access is unreasonably denied or delayed, AIGT shall not be liable to Customer for any negative impact on the Services or Service Levels that is caused by or is the direct result of such denial or delay of access to the Customer Facility. Customer shall ensure that the Customer Facility provides a safe working environment, including compliance with any Applicable Laws. AIGT'S use of any Customer Facility does not constitute, create or vest any leasehold interest, easement or other property right of any nature and nothing contained herein shall limit Customer's right to access, operate and use any Customer Facility as it deems necessary or appropriate in its sole discretion.

     (b) AIGT Equipment at Customer's Facility. Customer shall maintain all Equipment (if any) owned, rented or leased by AIGT that is located on Customer's premises in a room to which access may be obtained only through a key or computerized card-access security system and to which only those Customer employees who are responsible for the operation or maintenance of such Equipment and any AIGT-authorized personnel shall have access.

4.3 CONDUCT WHILE ON OTHER PARTY'S PREMISES.

Each party shall exercise due care and diligence to prevent any injury to persons or damage to property while on the other party's premises. The operation of vehicles by either party's personnel on the other party's property shall conform to posted and other regulations and safe driving practices located at the other party's property. Vehicular accidents on either party's property and involving any of the other party's personnel shall be reported promptly to the appropriate personnel of both parties. Each party agrees that it and its Subcontractors, and their respective employees, agents, and representatives (including all AIGT and Customer personnel), shall at all times comply with, and shall at no time take action that results in such party being in violation of, any federal, state, or local law, ordinance, regulation, or rule, including those regarding use or possession of contraband and those regarding confidentiality, privacy (subject to each party's obligation to inform the other party of all such laws, ordinances, regulations and rules), security, or exportation.

5.   SOFTWARE, EQUIPMENT AND THIRD PARTY CONTRACTS.

5.1 SOFTWARE.

     (a) With respect to the software used by AIGT to provide the Services, other than the AIGT Software: (a) Customer hereby grants to AIGT, for AIGT'S provision of the Services, the same rights to access and use such software that Customer has with respect to such software and (b) Customer represents and warrants to the best of its knowledge and belief, that (i) Customer and AIGT shall have the rights necessary to access and use such software in the manner contemplated by this Agreement, (ii) such software shall not include or incorporate or require use of any "open source" software or other materials, and
(iii) Customer will not provide AIGT with any software that Customer knows or should have reason to know contains any virus or destructive element. If any virus or destructive element is found in or furnished with any content or software, Customer will use its commercially reasonable efforts, upon learning that such a situation exists, to eliminate the virus or destructive element. Customer will notify AIGT as to the existence of any such virus or destructive element immediately upon discovery thereof, and AIGT will have the right to take any steps it deems appropriate to eliminate the virus or destructive element from AIGT's network, in which case Customer shall reimburse AIGT for AIGT's reasonable costs.

5.2 EQUIPMENT.

     (a) Rights. With respect to the Customer Equipment used by AIGT to provide the Services: (i) Customer hereby warrants to AIGT that to the best of its knowledge and belief, Customer has all rights with regard to such Customer Equipment that are necessary in order for the Customer Equipment to be lawfully used by AIGT in providing the Services hereunder; (ii) Customer grants to AIGT, for AIGT's provision of the Services, the same rights to access and use such Customer Equipment that Customer has with respect to such Customer Equipment and
(ii) Customer represents and warrants that to the best of its knowledge and belief Customer and AIGT shall have the rights necessary to access and use such Customer Equipment in the manner contemplated by this Agreement.

     (b) Maintenance Plan. Customer is solely responsible and liable, subject to
Section 5.2(c), for maintaining Customer Equipment.

     (c) Damage. Customer is responsible for damage to Equipment or other property owned, leased, or rented by AIGT that is approved by Customer to be located at Customer's Facility to (a) the extent such damage is caused by the gross negligence or willful misconduct of Customer, its employees or Subcontractors, or (b) the extent such damage is caused by or is the result of Customer failing to permit AIGT, its employees, or Subcontractors reasonable access to Customer's Facility (pursuant to the terms set forth in Section 4.2(a) and Section 4.3 of this Agreement) to facilitate maintenance of AIGT Equipment, or other property owned, leased or rented by AIGT, located at Customer's Facility to provide the Services. AIGT is responsible for damage to Customer Equipment or other property owned, leased, or rented by Customer that is approved by AIGT to be located at AIGT'S Facility to (x) the extent such damage is caused by the gross negligence or willful misconduct of AIGT, its employees or Subcontractors, or (y) the extent such damage is caused by or is the result of AIGT failing to permit Customer, its employees, or Subcontractors reasonable access to AIGT Facility (pursuant to the terms set forth in Section 4.1(b) and Section 4.3 of this Agreement) to facilitate maintenance of Customer Equipment, or other property owned, leased or rented by Customer, located at AIGT Facility. Subject to the foregoing, neither AIGT nor Customer is responsible or liable for damage to or loss of any Equipment of, or other property owned, leased or rented by the other party that is caused by a failure of such party, its employees or Subcontractors to maintain such Equipment. Each party shall report potential or actual operational issues of which it becomes aware to the other party in a timely manner.

     (d) Disposition of Equipment. Upon termination or expiration of this Agreement, AIGT shall disconnect the Customer Equipment, if any, located at the AIGT Facility, and make it available for Customer's retrieval at the AIGT Facility during regular business hours. If Customer fails to retrieve its Equipment within twenty (20) Business Days of termination or expiration, the parties agree that AIGT will deliver such Customer Equipment to Customer at its address set forth in this Agreement or such other address provided in writing by Customer, and Customer shall be obligated to accept such delivery and pay for the delivery at its sole expense.

6.   FEES

As the sole and entire financial consideration for all of the Services to be performed by AIGT and for all of the other tasks, services, and obligations of AIGT under this Agreement, Customer shall pay to AIGT the fees described in Schedule B. With respect to Services, AIGT shall invoice Customer for the Fees on a monthly basis. Payment of all undisputed invoiced amounts shall be due and payable by Customer to AIGT on the date that is thirty (30) days after Customer's receipt of the applicable invoice.

6.1 TAXES

The Fees do not include sales, use, excise, occupation, privilege, value-added or similar taxes ("TAXES"). Consequently, in addition to the Fees specified herein, Customer shall pay, or reimburse AIGT for, the gross amount of any such Taxes applicable to the price, sale, or use of any materials or other tangible items furnished by AIGT to Customer hereunder (but specifically excluding any taxes based on the Equipment provided by AIGT or on the net income of AIGT hereunder) that is actually paid by AIGT or for which AIGT is otherwise liable and can provide Customer with written documentation of such liability. AIGT shall promptly and fully cooperate with Customer to minimize such tax liability to the extent legally permissible. AIGT'S invoices shall separately state the amounts of any Taxes that AIGT is collecting from Customer in accordance herewith.

7.   TERMINATION.

7.1 TERMINATION FOR CONVENIENCE OR BREACH

     (a) Customer may terminate this Agreement (i) at any time on thirty (30) days prior written notice or (ii) immediately in the event that AIGT breaches a material term of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice from Customer reasonably identifying and describing such breach, provided that if such breach is incapable of being cured within 30 days after receipt of a default notice and AIGT is diligently attempting to cure such breach and provides Customer with written notice reasonably identifying and describing the remedial action(s) it is taking to cure such breach, the cure period under this Section 7.1(a) shall be extended from 30 days to 60 days. Such 30 day or 60 day cure period is referred to herein as the "CURE PERIOD." In the case of termination of this Agreement due to a breach set forth in Section 7.1(a)(ii), such termination shall occur on the date the Cure Period has ended, unless such Cure Period is further extended by Customer, in its sole discretion, by written notice on or prior to the date such Cure Period was to have ended.

     (b) AIGT may terminate this Agreement (i) at any time on thirty (30) days prior written notice (provided that AIGT may not exercise its termination right or send any prior written notice of termination under this Section 7.1 (b) (i) until 90 days after the Effective Date) or (ii) for nonpayment of Fees by Customer, but only in the event that Customer fails to pay any valid and undisputed invoice within thirty (30) days after receipt thereof and then only after AIGT provides Customer with written notice of such overdue invoice followed by an additional sixty (60) day period in which Customer fails to cure such nonpayment.

7.2 TRANSFER ASSISTANCE

In connection with any termination or expiration of this Agreement, AIGT shall cooperate fully with Customer and its designated Third Party successor to AIGT, and shall take all actions reasonably necessary or reasonably requested by Customer, to accomplish a prompt, smooth, and complete transition of the responsibility for provision of the Services from AIGT to Customer, or to any replacement of AIGT designated by Customer, without any material adverse effect upon the Services. All such termination assistance services performed by AIGT pursuant to this Section 7.2 (the "TRANSFER ASSISTANCE") shall be performed by AIGT at the then current rates of AIGT for such services.

AIGT shall not be required to perform any of its obligations under this Section
7.2 with respect to a successor vendor if such vendor does not enter into a confidentiality agreement with Customer, which agreement (a) protects the confidential information of AIGT consistent with the terms of this Agreement and
(b) has been approved in advance by AIGT, such approval not to be unreasonably withheld or delayed. Customer shall be obligated to indemnify AIGT against Losses (as defined in Section 12.1(a)) suffered by AIGT resulting from, arising out of or relating to any breach of such confidentiality agreement by such successor vendor as if effected by Customer.

8.   CONFIDENTIAL INFORMATION.

8.1 DEFINITION OF CONFIDENTIAL INFORMATION

Certain confidential information of or about each party may be furnished or disclosed to, or created or used by, the other party in connection with the parties' performance of their respective obligations under this Agreement. As used in this Agreement, the "CONFIDENTIAL INFORMATION" of each party means: (a) technical information, formulas, materials, data, reports, programs, documentation, diagrams, ideas, concepts, techniques, processes, inventions, knowledge, know-how, and trade secrets that are developed, created, or acquired by such party or its Affiliates, whether in tangible or intangible form, in any specific form or media, or disclosed orally; (b) information and data relating to or describing such party's or its Affiliates' practices, personnel, agents, subcontractors, clients, customers, suppliers, products, services, orders, business, financials, costs, or margins that is not generally known by others; and (c) records, data, information and other materials in the possession or control of the other party, or created, collected, processed, handled, stored, transmitted, or received, in any form or media, directly or indirectly related to the Services provided under this Agreement, the disclosure of which is prohibited by any Applicable Law.

8.2 EXCLUSIONS AND EXCEPTIONS.

The obligations of confidentiality and non-disclosure imposed under this Section 8 shall not apply to, and the term "Confidential Information" shall not include, information that a party can demonstrate was: (i) published or otherwise made a part of the public domain after disclosure to such party, through no fault of such party and no breach of this Agreement; (ii) in the public domain at the time of disclosure to such party, through no fault of such party; (iii) already in the possession of such party, without such party being under any obligations of confidentiality with respect thereto, at the time of disclosure by the other party; (iv) received or obtained by such party, without such party assuming any obligations of confidentiality with respect thereto, from a Third Party who had a lawful right to disclose such information to such party; or (v) independently developed by such party without reference to Confidential Information of the other party and not in connection with the provision or use of the Services.

8.3 PROTECTION OF CONFIDENTIAL INFORMATION.

Each party shall, at all times (subject to Customer's duty to inform AIGT of any specific actions AIGT must take with respect to protecting Customer Data): (i) maintain the confidentiality of the Confidential Information of the other party;
(ii) take reasonable and appropriate steps to prevent the use, disclosure, dissemination, or copying of the Confidential Information of the other party other than as necessary for such party to perform its obligations under this Agreement; (iii) use the same care to prevent disclosure of the Confidential Information of the other party to third parties as it employs to avoid disclosure, publication, or dissemination of its own Confidential Information of a similar nature, but in no event less than a reasonable standard of care; (iv) use the Confidential Information of the other party solely as necessary and appropriate for the purpose of performing its obligations under this Agreement;
(vi) not acquire any express or implied right or license to any intellectual property or other proprietary right in or to, or assert any lien against, the Confidential Information of the other party; (vii) use commercially reasonable efforts to inform its employees, agents, and Subcontractors who perform duties with respect to this Agreement about the restrictions with regard to Confidential Information set forth in this Section 8; and (viii) pursuant to
Section 8.5 (i), notify the other party as soon as possible in the event of any use, disclosure, or loss of Confidential Information of or about such other party other than as permitted by this Agreement. The provisions of this Section 8 are in addition to, and not in replacement of, any protections afforded either party's trade secrets by Applicable Law, and nothing in this Agreement shall reduce or restrict any protections provided by Applicable Law to the trade secrets of either party and its Affiliates.

8.4 PERMITTED DISCLOSURES.

Notwithstanding the restrictions of this Section 8, each party may disclose Confidential Information of the other party to its employees, agents, and Subcontractors who have: (i) a bona fide need to know such Confidential Information in order to perform their assigned duties; and (ii) a legal duty to protect the Confidential Information that is substantially equivalent to the obligations of confidentiality imposed upon such party hereunder. A party receiving Confidential Information of the other party assumes full responsibility (subject to Customer's duty to inform AIGT of any specific actions AIGT must take with respect to protecting Customer Data) for the acts or omissions of its Subcontractors and employees with respect to such Confidential Information. AIGT and Customer may each disclose the existence of this Agreement (but not the terms thereof) in promotional and advertising materials. Notwithstanding anything to the contrary contained elsewhere in this Agreement, either party may disclose the existence of this

Agreement, or the terms of this Agreement, to the extent such disclosure is required to enforce the terms of this Agreement or the rights of such party hereunder, and to the extent that such party deems it necessary or appropriate, in its sole discretion, to enable, permit, or facilitate filings with governmental agencies, including the Securities and Exchange Commission, that such party is required or reasonably deems it appropriate to make.

8.5 REQUIRED DISCLOSURES.

Either party may disclose Confidential Information of the other party to the extent disclosure is required by law or by order of a court or governmental agency. The party that is subject to such law or order shall use all commercially reasonable efforts to: (i) maintain the confidentiality of the Confidential Information by giving (where permitted by law to do so) the party who owns such Confidential Information (or to whom such Confidential Information otherwise pertains) prompt notice in order that it have every reasonable opportunity to intercede in such process to contest such disclosure; and (ii) cooperate with such other party to protect the confidentiality of such Confidential Information. The party who owns such Confidential Information (or to whom such Confidential Information otherwise pertains) shall have the right to seek, with the other party's reasonable assistance and cooperation, a protective order or otherwise protect the confidentiality of such Confidential Information.

8.6 INJUNCTIVE RELIEF.

Each party acknowledges and agrees that any breach of any provision of this
Section 8 by it, or by its personnel, agents, or subcontractors, may cause immediate and irreparable injury to the other party that cannot be adequately compensated for in damages, and that, in the event of any such breach and in addition to all other remedies available at law or in equity, the non-breaching party shall be entitled to seek injunctive relief from any court of competent jurisdiction, without bond or other security.

8.7 RETURN OF CONFIDENTIAL INFORMATION.

Upon either termination or expiration of this Agreement or the written request of the other party, each party shall promptly return or destroy, at the other party's option, the other party's Confidential Information and all copies thereof. Notwithstanding anything to the contrary in this Section 8.7 to the extent and for so long as such return or destruction is infeasible (e.g., with regard to Confidential Information of the other party retained in the memories of a party's employees), the protections of this Section 8 shall continue to apply to such Confidential Information. In the event the return or destruction of Confidential Information of the other party is infeasible, the party unable to make such return or destruction shall promptly notify the other party in writing, indicating the reason for such inability, the expected duration, and the specific Confidential Information to which such inability applies. Each party may retain any copies of the other party's Confidential Information necessary to comply with applicable laws and regulations.

8.8 CONFIDENTIALITY AGREEMENTS.

Each party shall require each of its employees, agents, and Subcontractors to whom Confidential Information of or about the other party is disclosed under this Agreement to be subject to the terms of a confidentiality agreement, written or otherwise, that provides no less degree of protection for the Confidential Information of or about the other party than is provided for under this Agreement.

8.9 DURATION.

The obligations of the parties with respect to Confidential Information, as are set forth in this Section 8, shall remain in force and effect at all times during the Term and: (i) with respect to Confidential Information that constitutes a trade secret under Applicable Law, for so long as such trade secret status is maintained; and (ii) with respect to Confidential Information that does not constitute a trade secret, for five (5) years after termination or expiration of the Term (or for the maximum amount of time permitted under Applicable Law, if shorter than five (5) years).

9.   DATA PROTECTION.

9.1 GENERAL. AIGT and Customer are each responsible for complying with their respective obligations under Applicable Law, including state and federal data protection laws, rules and regulations governing Customer Data and other data (such as the Gramm-Leach-Bliley Act of 1999 and the Health Insurance Portability and Accountability Act of 1996). Customer shall identify and monitor all such data protection laws, rules and regulations and inform AIGT, in writing, if there are any such laws with which AIGT must comply in processing Customer Data, or in performing any other Services for Customer hereunder. Customer's reasonable and lawful directions to AIGT for processing Customer Data or providing other Services hereunder shall be set provided to AIGT in writing and AIGT shall perform such Services in compliance with Customer's directions. Customer shall remain solely responsible and liable for any actions AIGT takes in compliance with Customer's directions, including Customer's directions for processing Customer Data and other data, and any direct consequences flowing therefrom. Each party acknowledges that it is not investigating the steps the other party is taking to comply with Applicable Law. Nothing in this Agreement prevents AIGT or Customer from taking the steps it deems necessary to comply with Applicable Law.

9.2 SECURITY.

AIGT shall establish and maintain reasonable safeguards against, and use its commercially reasonable efforts to prevent, the unintended disclosure, destruction, loss or alteration of Customer Data and data files that may be in AIGT'S possession, but Customer shall be primarily responsible for storing all Customer Data and establishing and maintaining such reasonable safeguards against the unintended disclosure, destruction, loss or alteration of Customer Data as may be necessary, including, but not limited to firewalls, passwords and encryption or similar controls. Customer acknowledges it is solely responsible for protecting against any threats to the security, confidentiality and integrity of Customer Data and determining that the security measures undertaken in connection with the Services constitute appropriate technical and organizational measures to protect Customer Data as required by Applicable Law. AIGT reserves the right to monitor its network or systems electronically and to access and disclose any information (subject to Section 8) as required by any Applicable Law operate its systems properly, to protect itself or its customers, or for any other reason it in good faith deems necessary. AIGT and Customer will fully cooperate with law enforcement authorities in investigating suspected lawbreakers and each reserves the right to report to law enforcement any suspected illegal activity.

9.3 USE; DISCLOSURE. If under Applicable Law, Customer is required to provide information to an individual regarding Customer Data, AIGT shall reasonably cooperate with Customer in providing such information, provided Customer shall pay AIGT reasonable fees for such assistance. Upon AIGT'S or Customer's reasonable written request, the other party shall provide the requesting party with such information that it has regarding Customer Data and its processing as is necessary to enable the requesting party to comply with its obligations under this Section 9.3 and Applicable Law (including the applicable data protection laws, rules and regulations).

10.  RECORD KEEPING AND AUDIT RIGHTS.

10.1 RECORD KEEPING.

AIGT shall maintain complete and accurate records and books of account with respect to this Agreement utilizing generally accepted accounting principles ("GAAP"), consistently applied and complying, and not preventing Customer from complying, in all respects with all Applicable Laws (including the Sarbanes-Oxley Act of 2002 (Pub. L. No. 107-204)). Such records and books of account of AIGT'S business shall be maintained by AIGT at a principal business office and Customer, upon prior written notice, may examine and make extracts of information and copy parts thereof solely to the extent necessary for Customer to verify the accuracy of AIGT'S invoices or AIGT'S performance under this Agreement.

10.2 RETENTION / AUDITS.

AIGT shall retain for a period of five (5) years after AIGT'S receipt therof, or such longer period as may be required by laws or regulations applicable to AIGT, all records and information required to verify amounts invoiced under this Agreement and AIGT'S compliance with the terms of this Agreement, and Applicable Laws, in its performance hereunder. Customer, or, subject to the execution of appropriate confidentiality agreements, the Third Party auditors (from a regional or national certified public accounting firm) designated by Customer, shall be granted access to the aforesaid records solely for the purpose of verifying or auditing the accuracy of AIGT'S invoicing and AIGT'S compliance with the terms and conditions of this Agreement and laws and regulations applicable to AIGT. All such audits shall be conducted during normal business hours, with reasonable advance notice (in any case, not less than 10 Business
Days), and shall take place no more than once per calendar year and, notwithstanding anything to the contrary elsewhere in this Agreement, shall not include access to proprietary or Confidential Information except to the extent necessary to confirm the accuracy of AIGT'S invoices or the extent of AIGT'S compliance herewith (but in no case including any information related to costs incurred by AIGT in connection with the Services). Nevertheless, subject to such limitations, during such hours and with such advance notice, AIGT shall grant Customer and its representatives full and complete access to all of the AIGT Personnel and to the relevant portion of AIGT'S books, records, documents, data, or information, as they relate to amounts invoiced, invoices submitted, or the extent of AIGT'S compliance with the terms this Agreement and Applicable Laws, or as such access to personnel, books, records, documents, data or information may be required in order for Customer to ascertain any facts relative to the accuracy of AIGT'S invoicing hereunder, including facts with regard to verification of all Fees (and all components and calculations thereof, but in no case including any information related to costs incurred by AIGT in connection with the Services). In the event that any such verification or audit reveals a failure by AIGT to comply with the terms hereof, or with laws or regulations applicable to AIGT, and performance hereunder is ongoing, then AIGT shall promptly and fully correct such failure to comply and any effects thereof.

11.  REPRESENTATIONS AND WARRANTIES.

11.1 PREPARATION FOR PERFORMANCE.

AIGT represents that: (i) it is capable in all respects of providing, and it shall provide, the Services in accordance with this Agreement; (ii) it has had sufficient opportunity to inspect all material components, workings, capabilities, procedures, and capacities of Customer's networks and software directly related to the provision of the Services, and to review Customer's related business processes, as necessary to analyze Customer's requirements in connection therewith; and (iii) it understands the nature, location, and scope of work to be performed hereunder and is not relying on any representations or promises of Customer except those, if any, contained in this Agreement.

11.2 AIGT AUTHORIZATIONS AND APPROVALS.

AIGT represents that: (i) it is a corporation duly formed and in good standing under the laws of the State of New Hampshire; (ii) it is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; (iii) it has all necessary rights, powers, and authority to enter into and to fulfill all of its obligations under this Agreement, (iv) the execution, delivery, and performance of this Agreement by AIGT have been duly authorized by all necessary corporate action; (v) the execution and performance of this Agreement by AIGT shall not violate any domestic law, statute, or regulation applicable to AIGT, and shall not breach any agreement, covenant, court order, judgment, or decree to which AIGT is a party or by which it is bound; (vi) it has, and agrees that it shall maintain in effect, all governmental licenses and permits necessary for it to provide the Services as contemplated by this Agreement; and (vii) it owns or leases, and agrees that it shall own or lease, or have the right to use, free and clear of all liens and encumbrances, other than lessors' interests, or security interests of AIGT'S lenders, appropriate right, title, or interest in and to the Equipment provided by AIGT that AIGT intends to use or uses to provide the Services in accordance herewith (except with regard to any resources provided by Customer).

11.3 COMPLIANCE WITH LAWS.

Subject to Customer's duty to inform AIGT of any specific actions AIGT must take with respect to protecting Customer Data, each party warrants that, in performing and receiving the Services hereunder, as the case may be, such party shall comply, and shall not prevent the other party or its Affiliates from complying, with all Applicable Laws of any relevant jurisdiction.

11.4 CUSTOMER AUTHORIZATIONS AND APPROVALS.

AWAC represents that: (i) it is a corporation duly formed and in good standing under the laws of Bermuda; (ii) it is qualified and registered to transact business in all locations where the performance of its obligations hereunder would require such qualification; (iii) it has all necessary rights, powers, and authority to enter into, and to fulfill all of its obligations, under this Agreement, (iv) the execution, delivery, and performance of this Agreement by AWAC have been duly authorized by all necessary corporate action; and (v) the execution and performance of this Agreement by AWAC shall not violate any domestic law, statute, or regulation applicable to AWAC, and shall not breach any agreement, covenant, court order, judgment, or decree to which AWAC is a party or by which it is bound.

11.5 DISCLAIMER OF WARRANTIES.

NEITHER AIGT NOR CUSTOMER MAKES ANY WARRANTIES OTHER THAN THOSE EXPRESSLY CONTAINED IN THIS AGREEMENT. EACH OF THE PARTIES HERETO EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO MERCHANTABILITY.

12.  INDEMNIFICATION.

12.1 BY AIGT.

     (a) Bodily Injury and Property Damage

AIGT shall indemnify, defend, and hold harmless Customer and its Affiliates, and the respective officers, directors, employees, agents, and representatives of Customer and its Affiliates (collectively, "CUSTOMER'S INDEMNITEES") from and against all Losses (as defined below) arising out of any claims or demands brought by any Third Party alleging bodily injury to, or death of, persons, or loss of or damage to tangible or real property, to the extent that such injury or damage arises from physical acts or omissions that constitute negligence, fraud, willful misconduct, or violations of law by AIGT or its Subcontractors, or the respective employees, agents, and representatives of AIGT and its Subcontractors. As used in this Agreement, "LOSSES" means: (i) amounts actually paid, or due and payable, to Third Parties by the applicable Indemnities (including judgments, settlements, awards, liabilities, losses, damages, interest, and civil penalties); (ii) reasonable attorneys' fees and court costs reasonably incurred by the applicable Indemnitees, in the case of litigation or arbitration; and (iii) out-of-pocket expenses reasonably incurred by the applicable Indemnitees in connection with the investigation, defense, litigation, or settlement of the applicable claims or demands.

     (b) Infringement

AIGT shall defend or, at its option, settle, and shall indemnify and hold harmless, Customer's Indemnitees from and against all Losses arising out of any claim, action, or demand brought by any third party against any of Customer's Indemnitees for actual or alleged infringement of any United States patent, United States trademark, United States copyright, or other United States intellectual property or proprietary right (including misappropriation of trade secrets) to the extent based upon the Services or any hardware, software, technology, products, techniques, methods, materials, business processes, or data used by AIGT (excluding any hardware, software, technology, products, techniques, methods, materials, business processes, or data owned or provided by Customer) in providing the Services hereunder or provided by AIGT to Customer in connection herewith (any such claim, action, or demand, a "CUSTOMER INFRINGEMENT CLAIM"). In the event of a Customer Infringement Claim, AIGT may, in its reasonable discretion, either procure a license to enable Customer to continue to use such Services, or other technology or materials, or develop or obtain, and provide Customer with, a non-infringing substitute reasonably acceptable to Customer. Notwithstanding anything to the contrary in this Section 12.1(b), AIGT shall have no obligation with respect to indemnification of Customer's Indemnitees regarding any claim or action to the extent that it is based upon:
(i) a modification by Customer of the Services or other technology or materials provided by AIGT hereunder, that was not intended (as communicated by AIGT in writing) or otherwise approved by AIGT; (ii) Customer's operation or use of the Services or any other technology or materials provided by AIGT hereunder, in combination with apparatus, data, or programs neither furnished nor approved by AIGT; or (iii) the use by Customer of the Services or any other technology or materials provided by AIGT hereunder, other than in accordance with Customer's applicable licenses or rights, as set forth in this Agreement.

     (c) Third-Party Services

AIGT shall defend, indemnify, and hold Customer's Indemnitees harmless from and against all Losses related to claims by Third Parties (including any AIGT personnel and any of AIGT'S Subcontractors or their respective employees) based upon an alleged breach by AIGT of any agreement with such Third Party (e.g., an employment agreement or a subcontracting agreement).

12.2 BY CUSTOMER.

     (a) Bodily Injury and Property Damage

Customer shall indemnify, defend, and hold harmless AIGTand its Affiliates, and the respective officers, directors, employees, agents, and representatives of AIGT and its Affiliates (collectively, "AIGT'S INDEMNITEES") from and against all Losses arising out of any claims or demands brought by any Third Party alleging bodily injury to, or death of, persons, or loss of or damage to tangible or real property, to the extent that such injury or damage arises from physical acts or omissions that constitute negligence, fraud, willful misconduct, or violations of law by Customer or its Subcontractors, or the respective employees, agents, and representatives of Customer and its Subcontractors.

     (b) Infringement

Customer shall defend or, at its option, settle, and shall indemnify and hold harmless, AIGT'S Indemnitees from and against all Losses arising out of any claim, action, or demand brought by any Third Party against any of AIGT'S Indemnitees for actual or alleged infringement of any United States patent, United States trademark, United States copyright, or other United States intellectual property or proprietary right (including misappropriation of trade secrets) to the extent based upon any hardware, software, technology, products, techniques, methods, materials, business processes, or data provided by Customer to AIGT for use by AIGT in providing the Services hereunder (excluding the Services, hardware, software, technology, products, techniques, methods, materials, business processes, or data owned or provided by AIGT) or provided by Customer to AIGT in connection herewith (any such claim, action, or demand, an "AIGT INFRINGEMENT CLAIM"). In the event of an AIGT Infringement Claim, Customer may, in its reasonable discretion, either procure a license to enable AIGT to continue to use such hardware, software, technology, products, techniques, methods, materials, business processes, or data, or develop or obtain, and provide AIGT with, a non-infringing substitute reasonably acceptable to AIGT. Notwithstanding anything to the contrary in this Section12.2(b), Customer shall have no obligation with respect to indemnification of AIGT'S Indemnitees regarding any claim or action to the extent that it is based upon: (i) a modification by AIGT of the technology or materials provided by Customer hereunder, that was not intended (as communicated by Customer in writing) or otherwise approved in writing by Customer; (ii) AIGT'S operation or use of the technology or materials provided by Customer hereunder, in combination with apparatus, data, or programs neither furnished nor approved in writing by Customer; or (iii) the use by AIGT of the technology or materials provided by Customer hereunder, other than in accordance with AIGT'S applicable licenses or rights, as set forth in this Agreement.

     (c) Third-Party Services

Customer shall defend, indemnify, and hold AIGT'S Indemnitees harmless from and against all Losses related to claims by Third Parties (including any Customer personnel and any of Customer's Subcontractors or their respective employees) based upon any alleged breach by Customer of any agreement with such Third Party (e.g., an employment agreement or subcontracting agreement).

13.  LIMITATION OF LIABILITY.

13.1 MAXIMUM LIABILITY OF AIGT.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 13, AIGT'S MAXIMUM, CUMULATIVE, AND AGGREGATE MONETARY LIABILITY FOR ALL CLAIMS OF ANY KIND ARISING OUT OF AIGT'S PERFORMANCE OR NONPERFORMANCE OF THE SERVICES OR OF ANY OTHER WORK OR OBLIGATIONS SET FORTH IN THIS AGREEMENT, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT OF FEES RECEIVED FROM CUSTOMER FOR THE SERVICES PROVIDED HEREUNDER IN THE TWELVE MONTH PERIOD PRIOR TO THE CLAIM.

13.2 EXCLUSION OF INDIRECT DAMAGES.

EXCEPT FOR CLAIMS OF THE TYPES DESCRIBED IN SECTION 13.3, EACH PARTY AGREES NOT TO ASSERT CLAIMS OR DEMANDS AGAINST THE OTHER PARTY FOR, AND NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES. THE LIMITATION ON THE TYPES OF RECOVERABLE DAMAGES SET FORTH IN THIS SECTION 13.2 SHALL APPLY IRRESPECTIVE OF WHETHER THE POSSIBILITY OF ANY SUCH DAMAGES WAS KNOWN OR HAD BEEN DISCLOSED TO A PARTY IN ADVANCE, OR COULD HAVE REASONABLY BEEN FORESEEN BY SUCH PARTY, AND NOTWITHSTANDING THE FORM IN WHICH ANY CLAIM OR ACTION IS BROUGHT.

13.3 EXCEPTIONS.

THE LIMITATIONS SET FORTH ABOVE IN THIS SECTION 13 UPON THE TYPES AND AMOUNTS OF EACH PARTY'S LIABILITY, AND THE EXCLUSIONS IN THIS SECTION 13 OF CERTAIN TYPES OF DAMAGES, SHALL NOT APPLY TO: (i) CLAIMS SUBJECT TO (OR AMOUNTS PAYABLE PURSUANT TO) INDEMNIFICATION, CLAIMS WITH RESPECT TO A BREACH OF ANY CONFIDENTIALITY OBLIGATIONS SET FORTH HEREIN OR IN ANY CONFIDENTIALITY AGREEMENT ENTERED INTO PURSUANT HERETO; (iii) CLAIMS FOR DAMAGES FOR BODILY INJURY (INCLUDING DEATH) AND DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY;(iv) CLAIMS FOR DAMAGES BASED UPON FRAUD OR THE WILLFUL MISCONDUCT OF A PARTY.

13.4 DISPUTE RESOLUTION.

     (a) Dispute

If, during the Term, any issue, dispute, or controversy ("DISPUTE") arises hereunder, then the designated representatives of AIGT and Customer (AIGT'S Account Executive and Customer's Project Manager-AIGT, unless otherwise designated) shall promptly confer and exert commercially reasonable efforts to attempt to reach a reasonable and equitable resolution of such Dispute. If such representatives fail to resolve such Dispute within five (5) Business Days after such Dispute arises, the Dispute shall be referred promptly to the responsible senior management of each party. If such Dispute is not resolved within five (5) Business Days after such referral to senior management, each party shall promptly make an appropriate member of its senior management team available on-site at the location designated by Customer, and the parties shall exert all commercially reasonable efforts to resolve such Dispute in good faith during such meeting. Except with regard to any breach or alleged breach of Confidential Information, or any other claim for which injunctive or other equitable relief is sought, neither party shall seek any means of resolving any Dispute arising in connection with this Agreement other than as described in this Section 13.4 before the end of the fifth (5th) Business Day after the first date on which one party notified the other of the existence of the Dispute. Each party shall have the right to include or involve in any discussions between or among the parties' responsible senior management regarding such Dispute any Third Party having an interest in such Dispute.

     (b) Exceptions

Each party acknowledges that any breach of such party's obligations under
Section 8 (Confidential Information) may cause immediate and irreparable injury to the other party that cannot be adequately compensated for in damages, and that, in the event of any such breach, and in addition to all other remedies available to it, the other party shall be entitled to seek injunctive or other equitable relief from any court of competent jurisdiction, without bond or other security.

     (c) No Termination or Suspension of Services

Notwithstanding anything to the contrary contained herein, and even if any Dispute or other problem arises between the parties and regardless of whether or not it requires at any time the use of the dispute resolution procedures described above, in no event nor for any reason shall AIGT interrupt or suspend or terminate the provision of Services to Customer or perform any action that prevents, impedes, or reduces in any way the provision of Services or Customer's ability to conduct its activities, unless: (i) authority to do so is granted by Customer or conferred by a court of competent jurisdiction; or (ii) the Term of this Agreement has been terminated in accordance with the terms hereof.

13.5 GOVERNING LAW; VENUE. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York (as permitted by Section 5-1401 of the New York General Obligations Law or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a federal court in the Southern District of New York or in state court in the County of New York, New York, and each party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding. Except for actions for nonpayment, neither AIGT nor Customer may bring a claim or action more than two (2) years after the cause of action arose.

13.6 RESALE. Customer may not resell, remarket or make available to any Third Party all or any portion of the Services.

13.7 INDEPENDENT CONTRACTOR.

The parties are and intend to be independent contractors with respect to each other and all performance hereunder. No employee, agent, or other representative of either party shall at any time be deemed to be under the control or authority of the other party, or under the joint control of both parties. As between the parties, each party shall be fully liable for all worker's compensation premiums and liability and all federal, state, and local withholding taxes or charges with respect to it and its Subcontractors, and their respective employees, and each party agrees to hold the other party harmless from any claims brought against the other party in respect thereto. By executing this Agreement, each party acknowledges and agrees that it and its Subcontractors, and their respective employees, shall not be considered as having an employee status with the other party or as being entitled to participate in any of the other party's employee benefit programs, including workers compensation and disability insurance, group health and dental insurance, unemployment insurance, retirement plans, and stock-based benefits or plans. Neither party shall act as an agent of the other party in connection with this Agreement, nor shall either party be authorized or entitled to enter into any agreements, or incur any obligations or liability, on behalf of the other party. No form of joint employer, joint venture, partnership, or similar relationship between the parties is intended or hereby created. As an independent contractor, each party shall be solely responsible for: (a) determining the means and methods for performing the professional and/or technical services or performing its obligations described herein and (b) persons employed by each party and engaged in the performance of the specified work or performance of obligations hereunder, including responsibility for all applicable employee-related tax, salary and benefit programs, and each party further agrees to indemnify and hold the other party harmless against any and all liability, claims, penalties, costs and taxes related thereto. All of each party's activities hereunder will be at such party's own risk and each party is hereby given notice of its responsibility for arrangements to guard against physical, financial, and other risks, as appropriate. The foregoing statement does not relieve either party of responsibility or liability with respect to bodily injury or physical property damage of either party's personnel or property to the extent caused by the other party's negligence, acts, or omissions.

13.8 THIRD PARTY BENEFICIARIES. This Agreement does not create any benefits, rights, claims, obligations or causes of action in, to, or on behalf of, any person or entity (including, Third Parties or Subcontractors) other than to Customer and AIGT.

13.9 SEVERABILITY.

If any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, that provision shall be deemed stricken here from and the remainder of this Agreement shall continue in full force and effect insofar as it remains a workable instrument to accomplish the intent and purposes of the parties, as evidenced herein. In such an event, the parties shall promptly replace the severed provision with the provision that will come closest to reflecting the intention of the parties underlying the severed provision but that is valid, legal, and enforceable.

13.10 NOTICES. All notices, consents, and approvals given by a party under this Agreement shall be in writing and shall be delivered in person, or by facsimile, electronic mail, first class or express mail, or overnight carrier, addressed as follows:

               IF TO CUSTOMER:

               Allied World Assurance Company (Europe) Limited
               3rd Floor - Georges Quay Plaza
               Georges Quay, Dublin 2, Ireland
               Hamilton HM 12, Bermuda
               Phone#: 011-353 1 436 1400
               Fax: 011-353 1 436 1410
               Email:john.odea@awac.com
               Attention: John O'Dea

               WITH A COPY TO:

               Allied World Assurance Company, Ltd
               43 Victoria Street
               Hamilton HM 12, Bermuda
               Phone#: 441-278-5541
               Fax: 441-292-0055
               Email: Wesley.Dupont@awac.com
               Attention: Wesley D. Dupont, Esq.

               IF TO AIGT:

               AIG Technologies, Inc.
               2 Peach Tree Hill Road
               Livingston, New Jersey 07039
               Phone#:
               Fax: 973-535-0752
               Email:
               Attention: President with a copy to:

               AIG Technologies, Inc.
               2 Peach Tree Hill Road
               Livingston, New Jersey 07039
               Phone#: 973-533-2289
               Fax: 973-533-2520
               Email:
               Attention: Legal Department

Either party may designate a different or additional address or addressee for the purposes of this Section 13.10 by providing the other party with notice in accordance with this Section 13.10. Notice given in accordance with this Section
13.10 shall be deemed given when received, in the case of personal delivery or delivery by mail or overnight carrier.

13.11 WAIVER.

Waiver by a party of any term or condition of this Agreement, or any breach or default by the other party hereunder, shall only be made in writing and shall be signed by an authorized representative of Customer and by an authorized representative of AIGT. Any such waiver so duly signed shall be effective only in the specific instance, and for the specific purpose, stated in such writing and no waiver shall be deemed a waiver of any other term, condition, breach, or default, irrespective of whether similar to that waived. No failure to exercise, and no delay in exercising, on the part of either party, any right, power, or privilege hereunder shall constitute a waiver thereof, nor will any party's exercise of any right, power, or privilege hereunder preclude further exercise of the same right or the exercise of any other right hereunder.

13.12 PUBLICITY.

Each party shall submit to the other all advertising, written promotional materials, press releases, and other publicity matters relating to this Agreement, or the execution hereof, that mention or contain the other party's name or mark, or that contain language from which said name or mark may be inferred or implied, and neither party shall publish or disclose any such advertising, promotional materials, press releases, or publicity matters without the prior written approval of the other party. Nevertheless, a party may disclose the other party's name and the fact of the existence of this Agreement whenever required by Applicable Law.

13.13 EMPLOYEE SOLICITATION.

During the period beginning with Effective Date and ending twelve (12) months after any termination or expiration of this Agreement, each party, for itself and its Affiliates, agrees that it shall not offer employment to, solicit, or otherwise interfere with the employment of any employee of the other party or its Affiliates except with the prior written consent of the other party. Notwithstanding the immediately preceding sentence, the parties acknowledge and agree that this Agreement will not prohibit solicitations through general advertising or other publications of general circulation by either party.

13.14 INTERPRETATION. In this Agreement, (a) all capitalized derivative forms of defined terms and phrases have meanings that correspond to the defined terms and phrases; (b) the words "include", "includes" or "including" mean "include without limitation"; "includes without limitation"; and "including without limitation," respectively; (c) the division of this Agreement into separate Sections, subsections and Schedules, this Agreement's title and the insertion of headings is for convenience of reference only and shall not affect the construction or interpretation of the Agreement; (d) words or abbreviations that have well known or trade meanings are used herein in accordance with their recognized meanings; and (e) references to currency herein are references to United States dollars unless otherwise explicitly stated. Any modification to the terms of this Schedule A (Standard Terms and Conditions) contained in a Schedule will be applicable only to such Schedule and will be effective for such Schedule only if such modification expressly references the applicable Section of this Schedule A (Standard Terms and Conditions) that is to be modified.

13.15 INTEGRATION AND AMENDMENT.

This Agreement, including the Schedules and Attachments attached hereto (each of which Schedules and Attachments is incorporated herein by this reference), contains the complete agreement between the parties with respect to the subject matter hereof. All other previous and collateral agreements (including letters of intent or purchase orders prepared by AIGT or Customer), representations, warranties, promises, and conditions relating to the subject matter of this Agreement are superseded by this Agreement. Any understanding, promise, representation, warranty, or condition not incorporated into this Agreement shall not be binding on either party. This Agreement may only be modified, amended, or otherwise altered by a written agreement signed by an authorized representative of AIGT and by an authorized representative of Customer.

                         SCHEDULE B (FEES AND SERVICES)

     1.   Messaging

AIG Technologies, Inc ("AIG Technologies") will provide email services for intra-company and inter-company messaging for Allied World Assurance Company, Ltd ("AWAC") employees, and associated disk space to store email. The services are inclusive of all Messaging Service noted below.

Included in the product:
     -    email
     -    Calendar
     -    Task list
     -    Free/Busy Schedule
     -    200 MB Storage
     -    Address list and Distribution lists
     -    Journaling mail
     -    Virus protection, SPAM filtering and content management
     -    Internet mail with 4 MB attachment
     -    Backup and recovery of mail system
     -    Backup and recovery of mail box
     -    Server hardware, OS and Messaging System Life Cycle Management
     -    Disaster Recovery (at data centers)
     -    Mail retention policy implementation

Service Levels
All Service Level Objectives that are relevant to this product
     -    System Availability (End-to-End as measured by Topper): 99%
     -    Overall Server Availability: 99.5%
     - Mail Delivery Time: 3 seconds within the server; 10 seconds internal to US
     -    Domestic and 20 seconds for international
     - Return to Service Time: MS Exchange 5.5 (8 Hrs with contingency server); MS
     - Exchange2003: 90 Minutes, best efforts for sites without a contingency server.
     -    Data Loss at system recovery: 24 hrs (RPO)
     -    Incident Resolution:
               -    Sev1 - 75.0% in 4 hrs
               -    Sev2 - 75.0% in 8 hrs
               -    Sev3 - 75.0% in 2 Business Days

Pricing
Unit of charge: email ID
Monthly Rate: $15.95
Current Volume: 227

     2.   NETWORK DEVICE MANAGEMENT

AIG Technologies provides 24x7 management and support of all OCIO approved network devices which are owned and controlled by AIG Technologies

Included in the product:
     -    Incident Management
     -    Change Management
     -    Problem Management (Root Cause Analysis)

     -    Configuration Management
     -    Security Management
     -    Radius Authentication
     -    Network Management
     -    Capacity/Performance Management
     -    Hardware Maintenance Management
     -    Documentation Management
     -    Technology Management/Updates

Service Levels
All Service Level Objectives that are relevant to this product:
     -    Device Availability - 99.4%
     -    Hardware Maintenance and Repair - New hardware on-site within 4 hours.
     -    Incident Resolution:
          -    Sev1 - 75.0% in 4 hrs
          -    Sev2 - 75.0% in 8 hrs
          -    Sev3 - 75.0% in 2 Business Days
          -    Sev4 - 75.0% in 5 Business Days

Pricing
Unit of Charge: per device
Monthly Rate: $104.50
Current Volume: 17

AWAC -Boston 100 Summer St.
[Primary Cisco PIX-515 Firewall S/N:809233739
Secondary Cisco PIX-515 Firewall S/N:809302018
Dedicated Cisco 3550-48 Switch S/N:CAT09330DYK]

AWAC-NYC 199 Water St.
Primary Cisco PIX-515 Firewall S/N:809361883
Secondary Cisco PIX-515 Firewall S/N:809361854
Cisco 2651XM Router S/N:JMX0847L37D
Cisco 4506 Switch S/N:FOX084002G0

AWAC-Bermuda Hamilton
Primary Cisco PIX-515 Firewall S/N:809245146
Secondary Cisco PIX-515 Firewall S/N:809230417

AWAC-Dublin
Dedicated Cisco 2950 Switch S/N fcz0942x03h
Dedicated Cisco 2950 Switch S/N foc0836s1gq
Primary Cisco Pix 515 Firewall S/N 88809272029
Secondary Cisco Pix 515 Firewall S/N 88809314637

AWAC- London
Dedicated Cisco 2950 Switch S/N FCZ0942Y03Y
Dedicated Cisco 2950 Switch S/N FCZ0942Y03R
Primary Cisco Pix 515 Firewall S/N 88809272012
Secondary Cisco Pix 515 Firewall S/N 88809314659

     3.   NETWORK CIRCUIT MANAGEMENT

AIG Technologies provides 24x7 management and support of all data circuits, which are owned by AIG Technologies. The service types include private lines, frame relay, IP/VPN, and ISDN

Included in the product:
     -    Incident Management
     -    Change Management
     -    Problem Management (Root Cause Analysis)
     -    Configuration Management
     -    Security Management
     -    Network Management
     -    Capacity/Performance Management
     -    Documentation Management
     -    Vendor Management

Service Levels
All Service Level Objectives that are relevant to this product:
     -    Service Availability - 99.9% by site
     -    Latency / round trip delay- by site
     -    Circuit Upgrades
     -    Incident Resolution:
          -    Sev1 - 75.0% in 4 hrs
          -    Sev2 - 75.0% in 8 hrs
          -    Sev3 - 75.0% in 2 Business Days
          -    Sev4 - 75.0% in 5 Business Days

Pricing
Unit of Charge: per circuit for management and Core Allocation. AWAC is responsible for carrier circuit costs for the circuits.
Monthly Rate: $209.00

Volume: - See table below

                                                          SHARED OR    MANAGEMENT   CORE ALLOCATION
SOURCE LOCATION   DESTINATION LOCATION       TYPE         DEDICATED     FEE/MONTH      FEE/MONTH
---------------   --------------------       ----         ---------     ---------   ---------------
      NYC            Livingston, NJ           T1              D            $209          $1,544
    Bermuda              Reddich          256 - FRAD          D            $209           $256
    Bermuda          Livingston, NJ           T1            S(33%)         $69            $510
    Bermuda          Livingston, NJ          T1(2)          S(33%)         $69            $510
    London               Reddich              E1              D            $209          $2,000
    London               London               E1              D            $209            $0
    Dublin               Reddich              E1              D            $209          $2,000
    Boston             Livingston         Shared DS3     S(minimal)*        $0             $0
    Boston             Livingston        Shared DS3(2)   S(minimal)*        $0             $0

* charges for Boston were not included because the Customer population is such a small fraction of the total office that shares the circuit.

     4.   VPN REMOTE ACCESS

The service provides remote access service capabilities for users in need of access to the internal AWAC systems from a remote location. This service grants the ability to connect remotely to E-Mail, Internet, and AWAC applications. Access methods supported include dial-in or broadband (DSL or cable modem) through the public Internet.

Included in the product:
    -     Incident Management
    -     Change Management
    -     Problem Management (Root Cause Analysis)
    -     Configuration Management
    -     Security Management
    -     Network Management
    -     Capacity/Performance Management
    -     Documentation Management
    -     Vendor Management

Service Levels

All Service Level Objectives that are relevant to this product:
     -    Service Availability - 99.9%
     -    Incident Resolution:
               -    Sev1 - 75.0% in 4 hrs
               -    Sev2 - 75.0% in 8 hrs
               -    Sev3 - 75.0% in 2 Business Days
               -    Sev4 - 75.0% in 5 Business Days

Pricing
Unit of Charge: per ID
Monthly Rate: See Below Chart
Volume: 47

                           AIGT Remote Access Services
                            (all rates quoted in US$)

User-id   $5.50   per month

                                                HOURLY RATE
                                                    FOR
                     BROADBAND    HOURLY RATE    TOLL-FREE
     COUNTRY        MONTHLY FEE   FOR DIAL-UP     DIAL UP
     -------        -----------   -----------   -----------
Australia              $65.95        $ 5.72        $ 5.72
Canada                 $38.45        $ 1.87        $ 6.55
Eastern Europe         $38.45        $ 6.88        $ 9.59
France                 $38.45        $ 5.63        $ 9.59
Germany                $38.45        $ 5.63        $ 9.59
Hong Kong              $38.45        $ 7.61        $ 7.61
Indonesia              $38.45        $ 8.80        $ 8.80
Ireland                $38.45        $ 5.63        $ 9.59
Japan                  $65.95        $12.16        $12.16
Korea                  $65.95        $12.16        $12.16
Malaysia               $65.95        $ 8.03        $ 8.03

New Zealand            $65.95        $ 5.72        $ 5.72
Philippines            $65.95        $ 8.80        $ 8.80
Singapore              $65.95        $ 7.43        $ 7.43
South Africa           $49.45        $ 5.23        $ 5.23
Taiwan                 $65.95        $ 9.63        $ 9.63
Thailand               $65.95        $ 5.78        $ 5.78
UK/Western Europe      $38.45        $ 5.63        $ 9.59
US                     $38.45        $ 1.87        $ 6.55

** Broadband ids are charged the $5.50 monthly fee in addition to the Broadband monthly fee

**   Broadband fees vary by country based on AT&T charges in those countries

**   All rates include appropriate VAT and taxes for each country

** Rates are subject to change if there are extraordinary changes to exchange rates

Ids and usage are billed monthly based on actual usage for the prior month. All active ids are billed, regardless of usage

                         SCHEDULE C (CUSTOMER EQUIPMENT)

As of the Effective Date, there is no Customer Equipment to be managed by AIGT. As contemplated herein and on the cover page of this Agreement, this Schedule C may be amended and restated by AIGT and Customer from time to time to include any Customer Equipment to be managed by AIGT. Any amendments or restatements to this Schedule C shall be signed by AIGT and Customer and shall form a part of the Agreement.

                        SCHEDULE D (CUSTOMER FACILITIES)

ALLIED WORLD ASSURANCE HOLDINGS, LTD
ALLIED WORLD ASSURANCE COMPANY, LTD
43 Victoria Street
Hamilton HM 12
Bermuda

ALLIED WORLD ASSURANCE COMPANY (REINSURANCE), LIMITED (London Branch) ALLIED WORLD ASSURANCE COMPANY (EUROPE), LIMITED (LONDON BRANCH)
3rd Floor - West 22 Billiter Street
London EC3M 2SS, UK

ALLIED WORLD ASSURANCE COMPANY (REINSURANCE), LIMITED
ALLIED WORLD ASSURANCE COMPANY (EUROPE), LIMITED
3rd Floor - Georges Quay Plaza
Georges Quay, Dublin 2, Ireland

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC.
18th Floor, 100 Summer Street
Boston, MA 02110, U.S.A.

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC. (NEW YORK BRANCH)
16th Floor, 199 Water Street
NY, NY 10038, U.S.A.

ALLIED WORLD ASSURANCE COMPANY (U.S.) INC (SAN FRANCISCO BRANCH)
One Sansome Street, Suite 1650
San Francisco 94104, U.S.A.

NEWMARKET UNDERWRITERS INSURANCE COMPANY (CHICAGO BRANCH)
Suite 3100, 200 South Wacker Drive
Chicago, IL 60606, U.S.A.

                         SCHEDULE E (OPTIONAL SERVICES)

AIGT can provide any of the optional Messaging services for additional fees if requested by Customer. Customer should submit a scope document outlining their requirements. A solution and cost will be defined and added to this Agreement as an addendum to Schedule B (Fees and Services). The additional services that are available to the customer include:

     -    Public Folders

     -    Outlook Web Access (OWA)

     -    Mobile Messaging Device Support (RIM)